Exhibit 99.1

Contact:	Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5520

METABASIS THERAPEUTICS ANNOUNCES CORPORATE RESTRUCTURING AND

NOTICE OF NONCOMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

SAN DIEGO, CA – May 27, 2009 – Metabasis Therapeutics, Inc. (Nasdaq: MBRX) announced today a corporate restructuring that will reduce its workforce by approximately 85%, or 45 employees. The restructuring was necessitated by the Company’s difficulty in raising sufficient capital from a financing or other sources, and is intended to further preserve cash and reduce ongoing operating expenses, providing the Board of Directors additional time to evaluate strategic alternatives. The seven remaining employees, primarily consisting of the current officers of the Company, will assist the Board of Directors in assessing and potentially implementing these strategic alternatives. However, in the event the Company is unable to raise capital in the near-term it may be forced to cease its operations entirely.

In addition, on May 21, 2009, the Company received a letter from the Listing Qualifications Department of The Nasdaq Stock Market, notifying the Company that it did not meet the minimum stockholders’ equity requirement of $2.5 million required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1). The Company’s Form 10-Q for the period ended March 31, 2009 reported a stockholders’ deficit of $4.0 million. Under this Listing Rule, the Company has 15 calendar days to submit a plan to regain compliance. If the Company submits the plan and it is accepted by Nasdaq, Nasdaq may grant an exception of up 105 days from the date of this letter to permit the Company to regain compliance with the applicable listing requirements.

About Metabasis (www.mbasis.com):

Metabasis is a biopharmaceutical company committed to the discovery, development and commercialization of novel drugs for metabolic diseases using its proprietary technology and its knowledge of processes and pathways within the liver that are useful for liver-selective drug targeting and treatment of metabolic diseases. The Company has established a broad pipeline of product candidates and advanced discovery programs targeting large markets with significant unmet needs. The Company’s product pipeline includes clinical-stage product candidates and advanced discovery programs for the treatment of metabolic diseases such as diabetes and hyperlipidemia, as well as product candidates and advanced discovery programs for the treatment of liver diseases such as hepatitis and primary liver cancer. All of the Company’s product candidates were developed internally using its proprietary technology and know-how.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, the objectives and impact of the Company’s corporate reorganization and reduction in force; the evaluation and potential implementation of Metabasis’ strategic alternatives; Metabasis’ ability to raise additional capital; and

the Company’s ability to regain compliance with Nasdaq listing requirements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Metabasis’ ability to obtain additional financing to support its operations; the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to generate financing through partnerships; Metabasis’ ability to maintain compliance with Nasdaq Capital Market continued listing requirements; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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